Exhibit 99.N
Consent of Independent Registered Public Accounting Firm
Prospect Capital Corporation
New York, New York
     We hereby consent to the use in this Registration Statement of our reports dated September 27, 2007, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Prospect Capital Corporation, which are contained in this Registration Statement.
/s/ BDO Seidman, LLP
New York, New York
May 28, 2008